QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.6

AMENDMENT NO.1 TO THE STOCK PURCHASE WARRANT

        This Amendment No. 1 (the "Amendment"), dated as of October 2, 2006, is made to that certain Preferred Stock Purchase Warrant No. PAWLH-2 dated as of July 14, 2006 (the "Warrant") by and between Lighthouse Capital Partners V, L.P. (the "Holder") and NovaCardia, Inc. (the "Company"). Capitalized terms not otherwise defined in this Amendment shall have the same meaning as set forth in the Warrant.

RECITALS

        WHEREAS, the Holder and the Company have entered into the Warrant;

        WHEREAS, the Holder and the Company have entered into that certain Loan and Security Agreement No. 4611 dated as of March 21, 2005, as amended;

        WHEREAS, in connection with the Company's sale of its Series B Preferred Stock, the Holder and the Company desire to amend the Warrant to specify a price per share for the shares of the Series B Preferred Stock that the Holder is entitled to purchase upon exercise of the Warrant; and

        WHEREAS, in connection with the Company's sale of its Series B Preferred Stock, the Holder and the Company desire to amend the Warrant to specify the number of shares of Series B Preferred Stock that the Holder is entitled to purchase upon exercise of the Warrant.

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter contained, the parties hereto agree as follows:

        I.    Amendments.

        The reference to "TBD" set forth below the legend on the top of the first page of the Warrant is deleted in its entirety and replaced with "306,667".

        Section 2 of the Warrant is deleted in its entirety, and replaced with the following:

        "2.    Purchase Price; Number of Shares.    The registered holder of this Warrant (the "Holder") commencing on the date hereof, is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the principal office of the Company, to purchase from the Company 306,667 shares of Series B Convertible Preferred Stock, $.001 par value per share ("Preferred Stock"), at a price per share equal to $1.125 ("Purchase Price")."

        Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided. The person or persons on whose name or names any certificate representing shares of Preferred Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

        Section 15 of the Warrant is deleted in its entirety, and replaced with the following:

        "15.    Registration Rights.    The Company shall grant to the Holder all the rights of a "Holder" under the Company's Investors' Rights Agreement dated as of August 18, 2003, as amended (the "Rights Agreement"), including, without limitation, the registration rights contained therein, and has amended the Rights Agreement so that (i) the shares of Common Stock issuable upon conversion of the shares of Preferred Stock issuable upon exercise of this Warrant shall be "Registrable Securities," and (ii) the Holder shall be a "Holder" for all purposes of such Rights Agreement."

        II.    Miscellaneous.

        Except as amended hereby, the Warrant shall remain in full force and effect. This Amendment shall be governed by the laws of the State of Delaware, and may be executed in multiple counterparts,

each of which shall be considered an original but all of which shall constitute one and the same agreement.

NOVACARDIA, INC.		LIGHTHOUSE CAPITAL PARTNERS V, L.P.
		BY:	LIGHTHOUSE MANAGEMENT V, L.L.C., Its general partner
By:	/s/ Randall E. Woods	By:	/s/ Thomas Conneely
Name:	Randall E. Woods	Name:	Thomas Conneely
Title:	CEO	Title:	Vice President

QuickLinks

  Exhibit 4.6